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                                                                EXHIBIT 11.2
                     CONSECO, INC. AND SUBSIDIARies

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            COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED
                                (unaudited)

                                                                         Three months                  Nine months
                                                                            ended                         ended
                                                                        September 30,                  September 30,
                                                                     ------------------            --------------------
                                                                     1995           1994           1995           1994
                                                                     ----           ----           ----           ----
      Weighted average primary shares outstanding.............    21,399,203     25,739,599     21,517,324     26,850,137
      Incremental common equivalent shares:
        Related to options and employee stock plans based
           on market price at the end of the period...........        16,900            122         63,772             69
        Related to convertible preferred stock................     4,446,765      4,509,509      4,446,765      4,509,509
                                                                 -----------  -------------    -----------   ------------
      Weighted average fully diluted
        shares outstanding....................................    25,862,868     30,249,230     26,027,861     31,359,715
                                                                 ===========   ============    ===========   ============

      Net income for fully diluted earnings per share:
        Net income as reported................................   $43,530,000    $35,757,000  $167,821,000    $150,091,000
        Less preferred stock dividends .......................         -              -             -               -
                                                                 -----------    ------------ ------------    ------------

      Net income for fully diluted
        earnings per share....................................    $43,530,000   $35,757,000   $167,821,000   $150,091,000
                                                                  ===========   ===========   ============   ============
      Net income per fully diluted
        common share..........................................          $1.68         $1.18          $6.45          $4.79
                                                                        =====         =====          =====          =====
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